Exhibit 99.1

Contact:
Charles M. Fleischman
President
Digene Corporation
(301) 944-7000
http://www.digene.com/

Investor Relations:
Jonathan Birt
Financial Dynamics
(212) 850-5628

Media:
Pam Rasmussen, Digene
(301) 944-7196

Sean Leous, Financial Dynamics
(212) 850-5755

DIGENE ANNOUNCES FOURTH QUARTER AND YEAR END RESULTS

- Fiscal 2005 Revenues up 28% to a record $115.1 Million, Worldwide HPV Revenues up 31% to $97.4
Million -
- Fiscal 2005 Fourth Quarter Revenues up 25% to a record $32.3 Million, Worldwide HPV Revenues up 25% to $27.6 Million -

GAITHERSBURG, MARYLAND, August 11, 2005 — Digene Corporation (NASDAQ: DIGE) today reported record financial results for the fourth quarter and year ended June 30, 2005.

Comparison of Selected Financial Results (millions, except per share data)
	Three months ended		Twelve months ended
	June 30,		June 30,
	2005	2004	2005	2004
As reported:

Total revenue	$32.3	$25.9	$115.1	$90.2

Net income (loss)	(3.8)	17.4	(8.2)	21.5

Net income (loss) per diluted share	(0.19)	0.83	(0.41)	1.04

Excluding special items*:

Net income	0.8	1.7	6.7	4.5

Net income per diluted share	0.04	0.08	0.32	0.22

* See “Reconciliation of GAAP Financial Information to Non-GAAP Financial Information” below

Total revenues for the fourth quarter of fiscal 2005 increased 25% to $32.3 million from $25.9 million in the fourth quarter of fiscal 2004. Worldwide human papillomavirus (HPV) test revenues grew 25% to $27.6 million from $22.2 million in the fourth quarter of fiscal 2004. U.S. HPV test revenues increased 28% to $22.1 million from $17.3 million in last year’s comparable quarter. Gross margin on product sales was 84% in the fiscal 2005 fourth quarter, compared to 79% in the fiscal 2004 fourth quarter. Net loss was $3.8 million, or ($0.19) per diluted share, in the fiscal 2005 fourth quarter, compared to net income of $17.4 million, or $0.83 per diluted share, in the fourth quarter of fiscal 2004. Net income for the fiscal 2004 fourth quarter included benefit from income taxes of $14.8 million, resulting primarily from the reduction of our deferred tax asset valuation allowance.

Excluding special items, net income was $840 thousand, or $0.04 per diluted share, in the fourth quarter of fiscal 2005, versus $1.7 million, or $0.08 per diluted share, in the fourth quarter of fiscal 2004. Net income for the fourth quarter of fiscal 2005, excluding special items, as compared to the fourth quarter of fiscal 2004, was significantly impacted by increased investment in the Company’s U.S. sales and marketing infrastructure and programs, including the initiation of a direct-to-consumer advertising campaign and the expansion of its physician sales force. Special items in the fiscal 2005 fourth quarter consist of the exclusion of the $7.5 million patent litigation settlement expense resulting from payments due under the previously-announced Settlement and License Agreement with Georgetown University and an adjustment to reflect a 38% effective tax rate. Special items in the fiscal 2004 fourth quarter consist of an adjustment to reflect a 38% effective tax rate. (See “Reconciliation of GAAP Financial Information to Non-GAAP Financial Information” below.)

For fiscal 2005, total revenue increased 28% to $115.1 million from $90.2 million in fiscal 2004. Worldwide HPV test revenues grew 31% to $97.4 million from $74.6 million in fiscal 2004. U.S. HPV test revenues increased 34% to $77.3 million from $57.8 million in fiscal 2004. Gross margin on product sales was 82% for fiscal 2005, compared to 81% in fiscal 2004. In fiscal 2005, loss before income taxes was $10.7 million. Net loss was $8.2 million, or ($0.41) per diluted share, in fiscal 2005, compared to net income of $21.5 million, or $1.04 per diluted share, in fiscal 2004. Net income for fiscal 2004 included benefit from income taxes of $14.3 million related to the aforementioned reduction of our deferred tax asset valuation allowance.

Excluding special items, net income for fiscal 2005 was $6.7 million, or $0.32 per diluted share, versus $4.5 million, or $0.22 per diluted share, in fiscal 2004. Special items in fiscal 2005 consist of the exclusion of the $14 million patent litigation settlement expense resulting from payments due under the previously-announced Settlement and License Agreement with Enzo Biochem, Inc., the exclusion of the $7.5 million patent litigation settlement expense resulting from payments due under the Settlement and License Agreement with Georgetown University, and an adjustment to reflect a 38% effective tax rate. Special items in fiscal 2004 consist of an adjustment to reflect a 38% effective tax rate.

Evan Jones, Chairman and Chief Executive Officer of Digene Corporation, commented, “Fiscal 2005 was a year of great progress for Digene. We significantly grew our revenue, improved our gross margin, as well as pretax income and earnings, excluding special items, and we increased world-wide HPV test revenues to over $97 million. We increased investment in our U.S. sales and marketing infrastructure by expanding our physician detailing organization and initiating a direct-to-consumer educational campaign. The execution of these activities contributed to the 34% growth in our U.S. HPV test revenues to over $77 million. During the year we announced separate settlement and licensing agreements with Enzo Biochem, Inc. and Georgetown University. By eliminating the uncertainty surrounding the litigations with these parties, we strongly believe we have taken the right path for Digene, allowing us to concentrate our efforts and resources on our HPV testing business.”

Mr. Jones continued, “We believe coordination between our physician detailing team, our laboratory co-marketing activities, and the implementation of our direct-to-consumer programs is a winning combination. Sales of the Digene HPV Test in the U.S. continue to gain momentum, with more and more physicians and group practices standardizing screening of women age 30 and older on our tests. As evidence of these trends, we generated strong quarterly growth in U.S. HPV test revenues. Over fiscal 2006, we expect to continue to carefully target investment in our U.S. sales and marketing organization to further expand the U.S. HPV screening market. While we are focused on growing our HPV test revenues, we also are pursuing long term strategies for ensuring additional revenue streams in 2007 and beyond, including the introduction of next-generation products and new technologies that will benefit Digene well into the future.”

Fiscal Year 2005 Highlights

The momentum generated during fiscal 2005 and in recent months was marked by several commercial milestones and achievements, including:

Digene’s growing financial success –

•	Achieved income before income taxes, excluding special items, of $10.8 million in fiscal 2005, an increase of 49% over fiscal 2004.

•	Increased gross margin on product sales to 82% for fiscal 2005 and 84% for the fourth quarter of fiscal 2005.

•	Generated strong cash flow from operations, recording $5.8 million for the fourth quarter of fiscal 2005, and, excluding patent settlement costs of $14 million, $16.6 million for fiscal 2005.

Digene’s successful expansion of U.S. HPV testing business –

•	Doubled U.S. HPV testing business over two years to approximately 3.6 million tests in fiscal 2005.

•	Expanded physician sales force to 65 Digene professionals from 35 contract sales representatives in fiscal 2004.

•	Initiated a direct-to-consumer TV and national print advertising campaign in March 2005.

•	Achieved reimbursement coverage of over 225 million covered lives for adjunctive primary screening with the Digene HPV Test for women aged 30 and older.

Digene’s international progress –

•	Increased European HPV test revenues by 21% to over $15 million, driving total European revenues for fiscal 2005 to over $18 million.

Research and development –

•	Made significant progress on the development of new product offerings, including automated processing of liquid-based cytology specimens, HPV genotyping products and a developing country HPV test.

•	Announced a licensing agreement with Luminex, marking an important milestone in the development of Digene’s next generation Hybrid Capture® platform.

Corporate –

•	Eliminated uncertainty associated with two pending litigations, through separate settlement and license agreements with Enzo Biochem Inc. and with Georgetown University.

•	In June, Frank J. Ryan was elected by the directors to serve as an independent director on the Board of Directors of Digene. Mr. Ryan is also a nominee for election as a director at our 2005 annual meeting of stockholders and, if elected by the stockholders, will serve for a three-year term expiring at the annual meeting of stockholders in 2008. This appointment increases Digene’s Board membership from seven to eight directors.

Digene Outlook

The following forward-looking information is being provided as a convenience to investors. The projections are based upon numerous assumptions, which Digene believes to be reasonable but many of which Digene cannot control. Consequently, actual results may differ materially from the guidance and objectives described below. Further, the guidance and objectives provided below assume the continued growth and success of Digene’s existing business, including sales of its HPV test products. Please refer to the disclosure notice below. (See “Reconciliation of GAAP Financial Information to Non-GAAP Financial Information” below.)

For the fiscal year ending June 30, 2006, Digene expects:

•	Total revenues of approximately $145 million.

•	Total U.S. revenue of approximately $115 million.

•	Gross margin of approximately 80%, including approximately $0.5 million of stock-based employee and director compensation expense.

•	Income before income taxes of approximately $13 million.

•	Excluding special items, income before income taxes of approximately $19 million. Special items in fiscal year 2006 are expected to consist of the exclusion of approximately $6 million of stock-based employee and director compensation expense.

•	Net income, as adjusted to exclude special items, of approximately $12 million, or $0.54 per diluted share, based on an estimated 22 million diluted weighted average shares outstanding. Special items in fiscal year 2006 are expected to consist of the exclusion of approximately $6 million stock-based employee and director compensation expense and an adjustment to reflect a 38% tax rate.

Total operating expenses for fiscal 2006, including stock-based employee compensation expense, are projected to be approximately $100 million, consisting of:

•	Research and Development expenses of approximately $16 million, including approximately $0.5 million of stock-based employee compensation expense.

•	General and Administrative expenses of approximately $23 million, including approximately $3.5 million of stock-based employee and director compensation expense.

•	Sales and Marketing expenses of approximately $54 million, including approximately $1.5 million of stock-based employee compensation expense.

•	Total royalty and technology fees of approximately 5% to 6% of product sales.

For the fiscal 2006 first quarter ending September 30, 2005, the Company expects:

•	Total revenues of approximately $33 million.

•	Gross margin of approximately 80%.

•	Income before income taxes of approximately $1 million.

•	Excluding special items, income before income taxes of approximately $2.5 million. Special items in the first quarter 2006 consist of the exclusion of approximately $1.5 million of stock-based employee and director compensation expense.

•	Net income, as adjusted to exclude special items, of approximately $1.5 million, or $0.07 per diluted share, based on an estimated 21 million diluted weighted average shares outstanding. Special items in the first quarter 2006 consist of the exclusion of approximately $1.5 million stock-based employee and director compensation expense and an adjustment to reflect a 38% tax rate.

Conference Call

Digene management will host a conference call to discuss results for the fiscal 2005 fourth quarter and year on August 11, 2005, at 4:30 pm (Eastern). The call will be broadcast live over the Internet and can be accessed at Digene’s website, www.digene.com. In addition, a telephonic replay of the call will be available through September 11, 2005, and may be accessed by dialing (800) 216-2819 or (402) 220-3756 and enter conference ID# 4822.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

To supplement the Company’s consolidated financial statements presented in accordance with GAAP, Digene uses non-GAAP measures of certain components of financial performance, including income before income taxes, net income and earnings per share, which are adjusted from results based on GAAP. Although “as adjusted” financial measures are non-GAAP financial measures, the Company believes that the presentation of “as adjusted” financial measures calculated to exclude “special items” are useful adjuncts to the GAAP “as reported” financial measures. “Special items” consist of:

•	an adjustment to reflect a 38% effective tax rate for each completed period and the guidance regarding the fiscal 2006 first quarter and the full fiscal year ending June 30, 2006,

•	for the guidance regarding the first quarter ending September 30, 2005 and full fiscal year ending June 30, 2006, “special items” also include the exclusion of stock-based employee and director compensation expense,

•	for both the three-month and twelve-month period ended June 30, 2005, “special items” also include the exclusion of the $7.5 million patent litigation settlement expense from payments made under the previously announced Settlement and License Agreement with Georgetown University,

•	for the twelve-month period ended June 30, 2005, “special items” also include the exclusion of the $14 million patent litigation settlement expense from payments made under the previously announced Settlement and License Agreement with Enzo Biochem, Inc.,

•	and for both the three-month and twelve-month periods ended June 30, 2004 “special items” also include the exclusion of the $14.9 million deferred tax benefit.

The extent and timing of each of our international subsidiaries’ ability to become profitable will have a material impact on our income tax expense. These events are difficult to accurately predict and, as a result, we are not providing guidance on “net income” prepared in accordance with GAAP for forthcoming periods because we cannot reasonably estimate our future period-to-period GAAP-based income tax expense, virtually all of which is a non-cash expense. The presentation of “net income, as adjusted” in each reported and future period reflects adjustments for the “special items” detailed above.

These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and the Company’s prospects for the future. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the most directly comparable GAAP measure, where available.

About Digene

Digene Corporation (Nasdaq: DIGE), based in Gaithersburg, MD, develops, manufactures and markets proprietary DNA and RNA testing systems for the screening, monitoring and diagnosis of human diseases — with a focus on women’s cancers and infectious diseases. The company’s hc2 High-Risk HPV DNA Test® is the only test for human papillomavirus approved by the FDA, and is approved for both follow-up evaluation in women with inconclusive Pap results and for primary adjunctive screening with the Pap test in women age 30 and older. For primary adjunctive screening, it is marketed as both The Digene HPV Test and the DNAwithPap™ Test. These brand names do not refer to the Digene product that tests for several types of the virus commonly referred to as “low-risk HPV,” which are not associated with cervical cancer. For more information, visit www.thehpvtest.com. Digene’s product portfolio also includes DNA tests for the detection of other sexually transmitted infections, including chlamydia and gonorrhea, as well as tests for blood viruses. For more information, visit the company’s Web site, www.digene.com. Investors also may contact Charles Fleischman at (301) 944-7000; journalists may contact Pam Rasmussen, (301) 944-7196.

Digene®, Hybrid Capture® and hc2 High-Risk HPV DNA Test® are registered trademarks and DNAwithPap™ Test is a trademark of Digene Corporation.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of the future as there are a number of meaningful factors that could cause the Company’s actual results to vary materially from those indicated by such forward-looking statements. Meaningful factors, which could cause actual results to differ from expectations include, but are not limited to, the degree of acceptance of HPV testing by physicians, uncertainty of the company’s future profitability, its ability to scale up manufacturing operations to meet any increased demand, the uncertainty regarding patents and proprietary rights, the success of the Company’s marketing efforts, competition, risks inherent in international transactions, and the inability to obtain requisite additional financing, as well as other factors discussed in the Company’s Securities and Exchange Commission filings. For other factors, reference is made to the discussion in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission.

– TABLES FOLLOW –

DIGENE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except net income (loss) per share and shares)

	Three Months Ended			Three Months Ended
	June 30, 2005			June 30, 2004
	As Reported	Adjustment (1)	As Adjusted	As Reported	Adjustment (1)	As Adjusted

Revenues:
Product sales	$31,812	$—	$31,812	25,413	—	$25,413
Other	499	—	499	450	—	450

Total revenues	32,311	—	32,311	25,863	—	25,863

Costs and expenses:
Cost of product sales	5,206	—	5,206	5,269	—	5,269
Royalty and technology	1,439	—	1,439	655	—	655
Research and development	3,836	—	3,836	2,697	—	2,697
Selling and marketing	14,918	—	14,918	9,114	—	9,114
General and administrative	5,729	—	5,729	5,514	—	5,514
Patent litigation settlement	7,500	(7,500)	—	—	—	—

Income (loss) from operations	(6,317)	7,500	1,183	2,614	—	2,614

Other income (expense):
Interest income	268	—	268	150	—	150
Interest expense	(9)	—	(9)	(32)	—	(32)
Other income (expense)	(21)	—	(21)	(42)	—	(42)

Income (loss) before minority
interest and income taxes	(6,079)	7,500	1,421	2,690	—	2,690
Minority interest	(66)	—	(66)	—	—	—

Income (loss) before income taxes	(6,145)	7,500	1,355	2,690	—	2,690
Provision for (benefit from) income taxes	(2,382)	2,897	515	(14,758)	15,781	1,023

Net income (loss)	$(3,763)	$4,603	$840	$17,448	$(15,781)	$1,667

Basic net income (loss) per share	$(0.19)	$0.23	$0.04	$0.88	$(0.80)	$0.08

Diluted net income (loss) per share	$(0.19)	$0.23	$0.04	$0.83	$(0.75)	$0.08

Weighted average shares outstanding Basic	20,031,081	—	20,031,081	19,808,482	—	19,808,482

Diluted	20,031,081	601,528	20,632,609	21,026,532	—	21,026,532

(1) See “Reconciliation of GAAP Financial Information to Non-GAAP Financial Information - Three Months Ended June 30, 2005 and June 30, 2004.”

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
Three Months Ended June 30, 2005 and June 30, 2004
(in thousands, except net income (loss) per share and shares)

	Three Months Ended	Three Months Ended
	June 30, 2005	June 30, 2004
Income (loss) before income tax

Income (loss) before income tax — as reported	$(6,145)	$2,690

Special item(s):
- Exclude Georgetown University patent
litigation settlement expense	7,500	—

Income (loss) before income tax- as adjusted	$1,355	$2,690

Net income (loss)

Net income (loss) — as reported	$(3,763)	$17,448

Special item(s):
- Adjustment to reflect 38% tax rate	(2,897)	(15,781)
- Exclude Georgetown University patent
litigation settlement expense	7,500	—

Net income — as adjusted	$840	$1,667

Diluted net income (loss) per share

Diluted net income (loss) per share — as
Reported	$(0.19)	$0.83

Special item(s):
- Adjustment to reflect 38% tax rate	(0.14)	(0.75)
- Exclude Georgetown University patent
litigation settlement expense	0.37	—
- Adjustment for increase in diluted shares
outstanding – as adjusted	—	—

Diluted net income (loss) per share –
as adjusted	$0.04	$0.08

Diluted weighted average shares
outstanding — as reported	20,031,081	21,026,532

Special item(s):
Increase in shares due to net loss – as
reported versus net income – as adjusted	601,528	—

Diluted weighted average shares
outstanding — as adjusted	20,632,609	21,026,532

DIGENE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except net income (loss) per share and shares)

	Twelve Months Ended				Twelve Months Ended
	June 30, 2005				June 30, 2004
	As Reported	Adjustments(2)		As Adjusted	As Reported	Adjustments(2)	As Adjusted

Revenues:
Product sales	$113,219	$		$113,219	$88,815	—	$88,815
Other	1,923			1,923	1,346	—	1,346

Total revenues	115,142			115,142	90,161	—	90,161

Costs and expenses:
Cost of product sales	20,129			20,129	16,717	—	16,717
Royalty and technology	5,393			5,393	1,705	—	1,705
Research and development	12,964			12,964	10,744	—	10,744
Selling and marketing	45,933		—	45,933	34,918	—	34,918
General and administrative	20,265		—	20,265	19,298	—	19,298
Patent litigation settlements	21,500		(21,500)	—	—	—	—

Income (loss) from operations	(11,042)		21,500	10,458	6,779	—	6,779

Other income (expense):
Interest income	808		—	808	459	—	459
Interest expense	(37)		—	(37)	(184)	—	(184)
Other income (expense)	(117)		—	(117)	163	—	163

Income (loss) before minority
interest and income taxes	(10,388)		21,500	11,112	7,217	—	7,217
Minority interest	(353)		—	(353)	—	—	—

Income (loss) before income taxes	(10,741)		21,500	10,759	7,217	—	7,217
Provision for (benefit from) income taxes	(2,574)		6,662	4,088	(14,325)	17,067	2,742

Net income (loss)	$(8,167)		$14,838	$6,671	$21,542	$(17,067)	$4,475

Basic net income (loss) per share	$(0.41)		$0.74	$0.33	$1.13	$(0.90)	$0.23

Diluted net income (loss) per share	$(0.41)		$0.73	$0.32	$1.04	$(0.82)	$0.22

Weighted average shares outstanding Basic	19,964,800		—	19,964,800	19,144,021	—	19,144,021

Diluted	19,964,800		695,585	20,660,385	20,806,078	—	20,806,078

(2) See “Reconciliation of GAAP Financial Information to Non-GAAP Financial Information - Twelve Months Ended June 30, 2005 and June 30, 2004.”

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
Twelve Months Ended June 30, 2005 and June 30, 2004
(in thousands, except net income (loss) per share and shares)

	Twelve Months	Twelve Months Ended
	Ended	June 30, 2004
	June 30, 2005	—
Income (loss) before income tax

Income (loss) before income tax — as reported	$(10,741)	$7,217

Special item(s):
- Exclude Georgetown University patent
litigation settlement expense	7,500	—
- Exclude Enzo Biochem Inc. patent litigation settlement expense	14,000	—

Income (loss) before income tax- as adjusted	$10,759	$7,217

Net income (loss)

Net income (loss) — as reported	$(8,167)	$21,542

Special item(s):
- Adjustment to reflect 38% tax rate	(6,662)	(17,067)
- Exclude Georgetown University patent
litigation settlement expense	7,500
- Exclude Enzo Biochem Inc. patent litigation settlement expense	14,000	—

Net income — as adjusted	$6,671	$4,475

Diluted net income (loss) per share

Diluted net income (loss) per share — as
reported	$(0.41)	$1.04

Special item(s):
- Adjustment to reflect 38% tax rate	(0.33)	(0.82)
- Exclude Georgetown University patent
litigation settlement expense	0.38	—
- Exclude Enzo Biochem Inc. patent litigation settlement expense	0.70	—
- Adjustment for increase in diluted shares
outstanding – as adjusted	(0.02)	—

Diluted net income (loss) per share –
as adjusted	$0.32	$0.22

Diluted weighted average shares
outstanding — as reported	19,964,800	20,806,078

Special item(s):
Increase in shares due to net loss – as
reported versus net income – as adjusted	695,585	—

Diluted weighted average shares
outstanding — as adjusted	20,660,385	20,806,078

DIGENE CORPORATION
SELECTED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	June 30,	June 30,
	2005	2004
ASSETS

Current assets:
Cash, cash equivalents and short term investments	$46,082	$48,733
Total current assets	78,743	77,828
Total assets	106,845	103,270
LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$25,755	$16,042
Long-term liabilities	1,687	1,165
Total stockholders’ equity	79,403	86,063

Total liabilities and stockholders’ equity	$106,845	$103,270

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